Internal Letter
Date:	November 4, 2020
To:	Carl Anderson	From:	Jay Craig
CC:	Meghan Pierce
Subject:	Special Retention Arrangement

Dear Carl,

Your past contributions have been key to the success of Meritor. The future holds both significant challenges and opportunities. In order to reach our potential, I consider it essential to retain key contributors. As a result, Meritor has determined that appropriate steps should be taken to reinforce and encourage your continued employment with Meritor and any successor companies (the “Company”). Accordingly, this letter of understanding (“Letter”) to be effective November 4, 2020 (“Effective Date”) outlines a retention payment to which you will be entitled provided that the terms and conditions set forth below are met.

I. Retention Award

Subject to the provisions of Part II of the Letter, an award in the form of a retention payment, shall be made as follows subject to the provisions outlined below:

Payment Date*	Payment
December 15, 2021	$287,500

*payments will be made on the next possible paycheck following the payment date

II. Terms and Conditions

By this Letter, the Company is by no way offering a permanent contract or guarantee of future employment with the Company. It is our expectation that in order to be eligible to receive this payment you will be employed through the payment date set forth in this Letter. Except as provided in the schedule below, the award described in Part I of this Letter is conditioned upon and subject to your continuous and uninterrupted employment with the Company described above. Should your employment with the Company terminate prior to the payment date, the following rules shall apply:

Voluntary Termination In the event you voluntarily terminate your employment from the Company and/or any of its subsidiaries prior to the payment date, this Letter and associated payment shall be forfeited.

Termination for Cause In the event your employment is terminated for Cause, defined as continued and willful failure to perform duties; gross misconduct which is materially and demonstrably injurious to the Company; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects the Company, the payment contemplated by this Letter shall be forfeited.

Death In the event of your death prior to the payment date, the retention payment will be paid on a prorated basis based on active time worked.

Involuntary Termination (Layoff) In the event your employment is terminated by the Company for any reason other than for cause, death or disability, your payment will be paid on a prorated basis based on active time worked.

Total and Permanent Disability In the event you suffer a Total and Permanent Disability, as that term is defined in the Company’s Long Term Disability Plan, the payment will be made on a prorated basis based on active time worked.

Change in Control In the event of a Change in Control of the Company, as that term is defined the Company’s By-Laws, this Letter shall continue in full force and effect and shall be binding on any and all successors.

The above payment as well as the terms and conditions were also approved by the Compensation Committee of the Board of Directors on November 4, 2020. Please acknowledge your receipt of this Letter and return a signed copy of this letter to the undersigned.

MERITOR, INC.			ACKNOWLEDGEMENT:

By:	/s/ Jay Craig	11/4/2020	/s/ Carl Anderson	11/4/2020
	Jay Craig CEO & President	Date	Carl Anderson	Date